Exhibit 99.1

•	PRESS RELEASE - FOR IMMEDIATE RELEASE

EXAERIS, INC., AN INYX SUBSIDIARY,
COMMENCES FORMAL OPERATIONS

- Stephen Beckman Named President
- Respiratory Sales Force Launched,
Intal® & Tilade® First Products Marketed

New York, NY and Exton, PA - January 4, 2006 - Inyx, Inc. (OTC BB: IYXI), a specialty pharmaceutical company with a focus on niche drug delivery technologies and products, today announced that its new, wholly owned sales and marketing subsidiary, Exaeris, Inc., has commenced formal operations.

“Exaeris is focusing on the direction and execution of commercial activities independent of Inyx’s client manufacturing operations,” said Jack Kachkar, M.D., Chairman & CEO of Inyx.

“Through Exaeris, we will build the necessary commercial resources to drive additional revenues and benefits to Inyx and our industry partners,” Dr. Kachkar added.

Stephen Beckman, Vice President Sales & Marketing and Commercial Development of Inyx, has been appointed to the additional position of President of Exaeris. Mr. Beckman has more than 15 years of sales and marketing experience in the pharmaceutical industry, including having served in executive positions with Altana Pharma AG and SmithKline Beecham.

“Exaeris can capitalize on Inyx’s niche drug delivery technologies, proprietary development platforms and strategic global relationships to create more opportunities for business collaborations and to commercialize customer products,” Mr. Beckman said. “The establishment of Exaeris will now allow Inyx to operate as a vertically integrated specialty pharmaceutical organization with commercial and marketing resources as well as development and manufacturing operations,” he added.

Exaeris is headquartered in Exton, PA. Basing Exaeris in the state of Pennsylvania provides the opportunity to participate in progressive state programs that support emerging pharma and biotech organizations as well as have access to a significant base of pharmaceutical talent and developmental initiatives.

On September 8, 2005 King Pharmaceuticals, Inc. (NYSE: KG) and Inyx announced a 10-year strategic alliance, which includes co-marketing collaboration on King’s Intal® (cromolyn sodium) and Tilade® (nedocromil sodium) respiratory products in the U.S. and Canada.

Exaeris is initially directing the sales efforts to re-launch Intal in specialty markets − including to allergists, pulmonologists and pediatricians − starting this month. Exaeris will expand the sales force in the second quarter of 2006, extending coverage in the specialty markets and also incremental reach to the top prescribing primary care physician markets.

“The prevalence and incidence of asthma and other respiratory conditions continues to rise. Exaeris is focused on supporting physicians and patients with valued products and services to support the improvement of therapeutic outcomes in respiratory treatments,” said Stephen Beckman. “Intal and Tilade are the only non-steroidal anti-inflammatory asthma medications currently available, which makes them an appropriate substitute for corticosteroid respiratory drugs when concerned about the misuse and over use of corticosteroids being prescribed today to both children and adults,” the Exaeris president noted.

Intal® and Tilade®

Intal® and Tilade® are mast-cell stabilizers (non-steroidal anti-inflammatory, non-beta-2 agonist agents) for the treatment of asthma. Intal® is administered with either an inhaler or a nebulizer and is indicated for the long-term treatment of bronchial asthma in adults and children five years of age and older. Tilade® is administered with an inhaler and is indicated for the long-term treatment of bronchial asthma and associated chronic cough in adults. A new Intal® inhaler formulation utilizing hydrofluoroalkane (“HFA”), an environmentally friendly propellant, is currently under review by the U.S. Food and Drug Administration (“FDA”). The HFA formulation of Intal® is patented in the United States until September 2017.

About Inyx

Inyx, Inc. is a specialty pharmaceutical company with niche drug delivery technologies and products for the treatment of respiratory, allergy, dermatological, topical and cardiovascular conditions. Inyx focuses its expertise on both prescription and over-the-counter pharmaceutical products, and provides specialty pharmaceutical development and production consulting services. In addition, Inyx is developing its own proprietary products to be marketed by selected clients and strategic partners. The company’s operations are conducted through several wholly owned subsidiaries, including: Inyx USA, Ltd., based in Manati, Puerto Rico; Inyx Pharma Limited and Ashton Pharmaceuticals Limited, both near Manchester, England; and Inyx Canada, Inc. in Toronto. Inyx, Inc.’s corporate offices are in New York City. For more information, please visit: www.inyxinc.com.

Safe Harbor
Statements about Inyx’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Inyx intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, Inyx’s actual results could differ materially from expected results.

For more information, please contact:

Stephen Beckman, President	Jay M. Green, Executive VP
Exaeris, Inc.	Inyx, Inc.
484-879-2272 sbeckman@exaeris.com	212-838-1111 jgreen@inyxinc.com